Exhibit 5.1

To:	Thomson Reuters PLC	Allen & Overy LLP
	The Thomson Reuters Building	One Bishops Square
	South Colonnade, Canary Wharf	London E1 6AD United Kingdom
London
	United Kingdom	Tel +44 (0)20 3088 0000
	E14 5EP	Fax +44 (0)20 3088 0088

Our ref	14944-00333 CO:9182448.1

16 December 2008

Dear Sirs,

REGISTRATION STATEMENT ON FORM F-9 OF THOMSON REUTERS CORPORATION (the Corporation) AND
FORM F-3 OF THOMSON REUTERS PLC (the Company)

In connection with the above-titled registration statement on Form F-9 and Form F-3 (the Registration Statement), which will be filed by the Company on or about 16 December, 2008 with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated (the Securities Act), we have been asked to provide an opinion as to matters of English law in connection with the Deed of Guarantee dated 17 April, 2008 between the Company and TR Corporation (the Deed of Guarantee).

Documents and searches

For the purposes of this opinion we have examined the following documents:

(a)	a signed copy of the Deed of Guarantee;

(b)	a certified copy of the memorandum and articles of association and certificate of incorporation of the Company; and

(c)	a certified copy of the minutes of a meeting of the board of directors of the Company held on 22 February, 2008 (the Minutes).

On 16 December, 2008 we carried out a search of the Company at the Companies Registry, London. On 16 December, 2008 we made a telephone enquiry in relation to the Company to the Central Registry of Winding-up Petitions.

The above are the only documents or records we have examined and the only searches and enquiries we have carried out for the purposes of this opinion.

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is regulated by the Solicitors Regulation Authority of England and Wales. The term partner is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen & Overy LLP and of the non-members who are designated as partners is open to inspection at its registered office, One Bishops Square, London E1 6AO.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Bangkok, Beijing, Bratislava, Brussels, Budapest, Dubai, Düsseldorf, Frankfurt, Hamburg, Hong Kong, London, Luxembourg, Madrid, Mannheim, Milan, Moscow, New York, Paris, Prague, Riyadh (associated office), Rome, Shanghai, Singapore, Tokyo and Warsaw.

Assumptions

We assume that:

(a)
the Company was not unable to pay its debts within the meaning of section 123 of the Insolvency Act, 1986 at the time it entered into the Deed of Guarantee and would not as a result of the Deed of Guarantee have been unable to pay its debts within the meaning of that section;

(b)
no step has been taken to wind up or dissolve the Company, put the Company into administration or appoint a receiver, administrator, administrative receiver, trustee in bankruptcy in respect of it or any of its assets although the search at the Companies Registry and the enquiry to the Central Registry of Winding-up Petitions referred to above gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver, trustee in bankruptcy has been made;

(c)
all signatures on the executed documents which, or copies (whether photocopies, certified copies, facsimile copies or electronic copies) of which, we have examined are genuine and conform to the original documents executed;

(d)	all documents are and remain up-to-date;

(e)
the Minutes are a true, accurate and complete record of the meeting of the directors of the Company, as set out therein; and the resolutions duly passed at such meeting have not been amended, rescinded, modified or revoked and remain in full force;

(f)
the guarantee contained in the Deed of Guarantee was given for the legitimate purposes of the Company and the giving of the guarantee may reasonably be regarded as having been in its interests and promoting its success; and

(g)	no foreign law affects the conclusions stated below.

Opinion

Subject to the qualifications set out below and to any matters not disclosed to us, it is our opinion that, so far as the present laws of England are concerned:

1.	Status: The Company is incorporated and validly existing as a company with limited liability under the laws of England.

2.
Powers and authority: The Company has the corporate power to enter into and perform the Deed of Guarantee and has taken all necessary corporate action to authorise the entry into, delivery and performance of the Deed of Guarantee.

3.	Legal validity: The Deed of Guarantee constitutes the Company’s legally binding, valid and enforceable obligation.

4.
Non-conflict: The entry into and performance by the Company of the Deed of Guarantee will not violate any provision of (i) any existing English law applicable to companies generally, or (ii) its memorandum or articles of association.

5.
Consents: No authorisations, approvals or consents of any governmental, regulatory, judicial or public bodies or authorities in England are required by the Company in connection with, its entry into, or the performance, validity or enforceability of its obligations under, the Deed of Guarantee.

6.
Registration requirements: It is not necessary or advisable to file, register or record the Deed of Guarantee in any public place or elsewhere in England to ensure the validity, binding effect and enforceability of the Deed of Guarantee.

7.	Stamp duties: No stamp, registration or similar tax or charge is payable in England in respect of the Deed of Guarantee.

8.
Choice of law: The choice of English law as the governing law of the Deed of Guarantee would be upheld as a valid choice by the courts of England except that, where all the other elements relevant to the Deed of Guarantee at the time of the choice are connected with one country only, the fact that the parties have chosen English law will not prejudice the application of any mandatory rules under the laws of that other country which cannot be derogated from by contract.

Qualifications

This opinion is subject to the following qualifications:

(a)
Our confirmation that the Company is validly existing is given on the basis of the search at the Companies Registry and the enquiry to the Central Registry of Winding-up Petitions referred to earlier and subject to the following limitations:

(i)
The search at the Companies Registry, London revealed no order or resolution for the winding-up of the Company and no notice of appointment of a receiver or administrator. However, the search would not reveal whether or not a winding-up petition has been presented, an application for an administration order has been made or notice of an intention to appoint an administrator has been given. Furthermore, it is possible that notice of a winding-up order made or resolution passed or a receiver or administrator appointed may not have been filed at the Companies Registry immediately, or may have been filed but not entered on the public microfiche immediately.

(ii)
The Central Registry of Winding-up Petitions informed us that it has no record of the presentation of any petition for compulsory winding-up in respect of the Company or of any application or order, or the filing of any documents with the court, for the appointment of an administrator in respect of the Company. However, it is possible that the index may not be completely up-to-date. Furthermore, the Central Registry of Winding-up Petitions does not relate to petitions for voluntary winding-up. We have not made any enquiries of any District Registry or County Court.

We are assuming that the results of such search and enquiry are complete and accurate and that there has been no change in the position since the times at which the search and enquiry were made.

(b)	This opinion is subject to all insolvency and other laws affecting the rights of creditors generally.

(c)	An English court may stay proceedings if concurrent proceedings are being brought elsewhere.

(d)
The term enforceable means that a document is of a type and form enforced by the English courts. It does not mean that each obligation will be enforced in accordance with its terms. Certain rights and obligations may be qualified by the non-conclusivity of certificates, doctrines of good faith and fair conduct, the availability of equitable remedies and other matters.

(e)	The currency indemnity in clause 7.2 (Currency) of the Deed of Guarantee may not be effective in all circumstances.

This opinion shall be construed in accordance with English law and we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Allen & Overy LLP under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we are “experts” within the meaning of the Securities Act with respect to any part of the Registration Statement including this opinion as an exhibit or otherwise.

This opinion is given on the basis of English law in force and applied by English courts at the date of this opinion and on the basis that there has been no amendment to, or termination or replacement of, any of the documents examined by us and no change in any of the facts assumed by us for the purposes of giving this opinion. It is also given on the basis that we have no obligation to notify any addressee of this opinion of any change in English law or its application after the date of this opinion.

Yours faithfully,

/s/ Allen & Overy LLP

Allen & Overy LLP